CONTACT: Halsey Drug Co., Inc.
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

HALSEY DRUG CO., INC. REPORTS RESULTS FOR SECOND QUARTER 2004

Palatine, IL, August 9, 2004: Halsey Drug Co., Inc. (OTC.BB-HDGC) today announced a net loss of $(17,112,000) or $(0.79) per share for the quarter ended June 30, 2004 compared to a net loss of $(11,027,000) or $(0.52) per share for the same period in 2003. Included in results for the quarter is a charge of $13,812,000 or $(0.64) per share for amortization of debt discount and private offering costs compared to a charge of $5,916,000 or $(0.28) per share in the same three month period in 2003.

For the six months ended June 30, 2004, the Company had a net loss of $(16,432,000) or $(0.76) per share compared to a net loss of $(21,602,000) or $(1.03) per share for the same period in 2003. During the six months ended June 30, 2004, the Company recorded gains of $12,401,000 from debt restructuring and $1,755,000 from the divestment of certain non-revenue generating assets. Expenses for the six month period included, among other things, amortization of debt discount and private offering costs of $24,655,000 or $(1.14) per share compared to $11,683,000 or $(0.55) per share for the same period in 2003.

Commenting, Andy Reddick, President and CEO said, “In the second quarter of 2004 the Company continued its previously announced transition from a manufacturer and distributor of generic pharmaceutical products to a focus primarily on developing product candidates utilizing the Company’s proprietary opioid abuse deterrent formulation technology.”

Halsey Drug Co., Inc., together with its subsidiaries, is an emerging pharmaceutical technology development company specializing in proprietary opioid abuse deterrent formulation technology and opioid API synthesis technologies.

This press release contains forward looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended that are based on management's beliefs and assumptions, current expectations, estimates and projections. Investors are cautioned that forward looking statements involve risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such factors include, but are not limited to, general economic conditions, competitive conditions, technological conditions and governmental legislation. More specifically, important factors that may affect future results include, but are not limited to: changes in laws and regulations, particularly those affecting the Company’s operations; the Company's ability to continue to attract, assimilate and retain highly skilled personnel; its ability to secure and protect its patents, trademarks and proprietary rights; litigation or regulatory action that could require the Company to pay significant damages or change the way it conducts its business; the Company’s ability to successfully develop and market its products; customer responsiveness to new products and distribution channels; its ability to compete successfully against current and future competitors; its dependence on third-party suppliers of raw materials; the availability of controlled substances that constitute the active ingredients of the Company’s products in development; difficulties or delays in clinical trials for Company products or in the manufacture of Company products; and other risks and uncertainties detailed in Company filings with the Securities and Exchange Commission. The Company is at an early stage of development and may not ever have any products that generate significant revenue.

Further, the forward looking statements speak only as of the date of such statements are made, and the Company undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements. Any or all of the forward looking statements whether included in this release or in the Company’s filings with the Securities and Exchange Commission, may turn out to be wrong. Readers should remember that no forward looking statement can be guaranteed and other factors besides those listed above could adversely affect the Company, its operating results or financial condition.

This and past press releases for Halsey Drug Co., Inc. are available at Halsey's web site at >www.halseydrug.com.

HALSEY DRUG CO., INC.
FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2004	2003

ASSETS

Current Assets	$6,799	$2,122

Property, Plant and Equipment, Net	3,171	3,394

Other Assets	835	1,106

TOTAL ASSETS	$10,805	$6,622

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities	17,777	5,892

Long Term Debt, Net	47,464	52,797

Stockholders' Deficit	(54,436)	(52,067)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$10,805	$6,622

HALSEY DRUG CO., INC.
FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	(unaudited)		(unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net Product Revenues	$838	$2,732	$210	$1,206

Operating Costs
Cost of Manufacturing	1,437	5,138	184	2,265
Research and Development	1,242	616	1,004	287
Selling, General and Administrative Expenses	2,363	3,917	1,142	2,206

Loss from Operations	(4,204)	(6,939)	(2,120)	(3,552)

Other Income (Expense)
Interest Income	22	21	15	4
Interest Expense	(2,152)	(2,904)	(1,194)	(1,471)
Amortization of Deferred Debt Discount
and Private Offering Costs	(24,655)	(11,683)	(13,812)	(5,916)
Gain on Sale of Assets	1,755	-	1	-
Gain on Debt Restructure	12,401	-	-	-
Other	401	(97)	(2)	(92)

Net Loss	$(16,432)	$(21,602)	$(17,112)	$(11,027)

Basic and Diluted Loss Per Common Share	$(0.76)	$(1.03)	$(0.79)	$(0.52)

Weighted Average Number of Outstanding Shares	21,612,382	21,065,373	21,623,061	21,095,092